Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – August 15, 2006

PATRICK O’HALLORAN JOINS DATALINK BOARD

New Director Brings More Than 25 Years of High-Tech Services and

Management Experience

MINNEAPOLIS – August 15, 2006 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, announced today that Patrick O’Halloran, 49, has joined the company’s board of directors, effective immediately. The addition of O’Halloran expands the board of Datalink’s to eight, with five independent directors.

O’Halloran is a founding partner and CEO of Entiera, a marketing automation software solutions company. Additionally, he leads the company’s sales and marketing activities. Entiera’s marketing automation software solution is delivered via a Software as a Service (SaaS) model.

“We are pleased to have Pat join Datalink’s board of directors.  His professional services, sales and marketing experience are an asset to the company’s leadership team,” said Greg Meland, chair of Datalink’s board. “We look forward to working with him as we continue to grow the company.”

Prior to Entiera, O’Halloran served in a range of senior management positions at Accenture Ltd, most recently as partner. He helped create Accenture’s Customer Relationship Management practice area and the company’s Customer Insight business unit.

O’Halloran earned a B.S. in accounting from Arizona State University and an M.B.A. from the University of Minnesota.

About Datalink

Datalink Corporation is an information storage architect. The company analyzes, designs, implements, and supports information storage infrastructures that store, protect and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage, and IP-based storage, using industry-leading hardware, software and technical services.

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Company contacts:

Investor Relations:		Analyst Contact:
Kim Payne		Greg Barnum
Investor Relations Coordinator		CFO
Phone:	952-279-4794	Phone: 952-279-4816
Fax:	952-944-7869
e-mail: einvestor@datalink.com
Web site: www.datalink.com